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                                                                    Exhibit 5.01

                                TANNER PROPP, LLP
                                 99 PARK AVENUE
                            NEW YORK, NEW YORK 10016


                               Tel (212) 476-0700
                               Fax (212) 687-0056

LESTER J. TANNER
    PARTNER
WRITER'S DIRECT DIAL
      (212) 476-0710
                                                                December 4, 2000

MFC Development Corp.
271 North Avenue
New Rochelle, NY 10801

                            Re: MFC DEVELOPMENT CORP.

Gentlemen and Ladies:

      This letter is written in connection with the General Form For Registration ("Registration Statement") of the Common Stock, Par Value $.001 per share ("Common Stock") of MFC Development Corp., a Delaware corporation ("MFC" or the "Company"). It is our opinion that the 1,800,000 shares of MFC Common Stock to be distributed in a spin-off to the shareholders of FRM Nexus, Inc. ("FRM Corp.") upon the effective date of MFC's Form 10 Registration is not required to be registered under the Securities Act of 1933, as amended. This letter will provide our reasoned legal analysis and the underlying facts on which we base that conclusion.

      Section 5 of the Securities Act of 1933, as amended (the "1933 Act") requires registration of a "sale" of securities unless the transaction is exempted by Section 4 of the 1933 Act. Section 4(2) provides that the provisions of Section 5 shall not apply to transactions by an issuer not involving any public offering. In our opinion this "spin-off" of MFC stock by FRM Corp is neither a "sale" nor a "public offering" of the securities by FRM Corp.

                                      FACTS

      We wish to state the underlying facts as stated in the Registration Statement and presented to us by the Company. As noted in the Company's filing, by the time FRM Corp was introduced to Steven Bregman and Murray Stahl, it had decided to discontinue its food service business and develop an internet strategy for its medical division. While FRM Corp. had not devoted any significant financial resources to that strategy at the time, management had learned that in the future, possibly far into the future, the business conducted by its medical division will gravitate toward companies that have an electronic capability of transmitting information and employing intellectual capital. Management believes, we are informed, that it is not a wise business decision to have MFC Development Corp. proceed now with an internet strategy because the capital and other commitments to do so would adversely affect the present business of that division, which management believes will be profitable next year in its present mode, which uses
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its web sites only for marketing. That decision seems correct to the directors given a history of other companies which had a good operating non-electronic-based business only to lose it because it sought to convert important parts of its operations to e-commerce.

      Management has also said that it would also be unwise for the directors to walk away from the future it has seen in every field not only the medical field. That future will be founded, in its opinion, on the "information highway" and the employment of intellectual capital. Having started down this road already, the introduction to Murray Stahl and Steven Bregman alerted the management of FRM Corp. to the opportunity to obtain, what in its business judgment, is a special expertise in intellectual capital. The negotiation which ensued was calculated to find the best way from the standpoint of FRM's shareholders to pursue its intellectual capital business purpose in a manner which holds out the potential for significant growth in the value of its shares, after the MFC operations which hold a different potential are placed outside the risks inherent in a business whose value and earnings are based on intellectual capital.

      In continuing the business of FRM Corp. after the spin-off, the new management will use its business experience and training to identify and engage in business strategies which will include the concepts that FRM Corp. has recognized, namely transactions and ventures whose value and earnings are based on intellectual capital. FRM Corp. will not be a development stage company because its business plan will be implemented promptly after the October 22 Agreement is closed. Specifically, a consulting arrangement is to be signed effective on January 1, 2001 whereby FRM Corp. will receive $21,600 a year from the manager of Santa Monica Partners, LP for up to 54 hours of access to consultations with persons designated by Messrs. Stahl and Bregman, including themselves.

      Other specific business activities which FRM Corp. expects to begin in early 2001, include (i) earning compensation for consulting on a "synthetic short strategy" with managers of a private investment fund (ii) providing advisory services for special opportunities employing an intellectual capital strategy and (iii) participating in a venture capital transaction whereby FRM Corp. will have an interest and receive earnings based on the contribution of the services of its personnel (its intellectual capital) rather than an investment solely of financial capital.

      In addition to these current specific activities, FRM Corp. will use the experience of its management to identify companies in the early stages of promising business strategies and to participate with them in ways that are feasible and calculated to increase the value of the shareholders' interest in FRM Corp. Such companies are expected to include, but are not limited to, those whose values and earnings are based on intellectual capital. The identification of the business opportunities will follow the process whereby Horizon Research Group selects companies or strategies.

      Horizon Research Group was co-founded by Murray Stahl and Steven Bregman in 1994. It is an independent research firm serving primarily mutual fund managers and the hedge fund community. Independent research is distinct from traditional "sell side" research because it is paid for by subscription directly by its readers rather than by the trading commissions and corpo-

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rate finance fees that support brokerage firm research. The great majority of
"Wall Street" research is produced by brokerage firms.

      Horizon Research Group provides in-depth analysis of information-poor, under-researched companies and strategies to find the complex or overlooked situations which can offer an advantage to the investor. Horizon's research periodicals are primarily The Contrarian Research Report, The Spin-Off Report, The Intangible Asset Report, The Hidden Asset Report and The IPO Companion. These reports are addressed to investment managers but the concepts and process behind the reports are expected to identify business opportunities for FRM Corp. in public and private companies.

The Contrarian Research Report identifies any company that offers investors an asymmetric return - that is, where the likelihood of a positive return far outweighs the likelihood of a loss. Its philosophy is to seek out of favor investments whose low valuations serve to minimize risk. This contrasts with conventional equity research that seeks to maximize the magnitude of a positive return, with rather less focus on the consequences of being in error.

The Spin-Off Report provides an in-depth fundamental analysis of every domestic tax-free spin-off, as well as monthly calendar that monitors spin-offs in progress, and interim facsimile notification of new announcements. It is the only such publication of its kind and the only comprehensive source of information about spin-off activity. Another adjunct to the service is a second monthly calendar that highlights selected taxable spin-offs and arbitrage opportunities that are worthy of interest. Spin-offs can be complex, typically under-researched and represent a sub-set of the universe of companies that might otherwise be considered Contrarian Research candidates.

The Intangible Asset Report is dedicated to the identification of companies that are notable for the intangible human element behind value creation. Typical examples include companies undergoing a change in management or whose management is engaged in a focused or unique strategy that is creating shareholder value. Like The Spin-Off Report, this service provides both a monthly calendar or digest of companies, grouped by activist shareholder and management niche, and monthly research reports that focus on individual companies worthy of recommendation.

The Hidden Asset Report is a monthly publication that focuses on growth stocks that either represent an underevaluation opportunity relative to typical growth stock benchmarks, or an emerging theme. They usually include an asset or strategic opportunity that has not yet been expressed in the financial statements, which are backward-looking and therefore cannot be screened for forward-looking evaluation. The risk profile is typically higher than for Contrarian Research.

The IPO Companion serves to identify what might be referred to as a proto-IPO, which is a successful venture capital investment contained within a company and for which one can visualize a circumstance in which the so-called proto-IPO will become publicly traded. Consequently, a purchase of an otherwise pedestrian company will in reality be a purchase of an IPO before it actually becomes an IPO. The goal is to provide superior valuations as well as superior investment characteristics.

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      The present directors of FRM Corp. have exercised their business judgment in concluding that this transaction will enhance the shareholders' prospects for growth in the values of both corporations once they are separated. This business judgment should not be disregarded simply by looking at a balance sheet from the perspective of numbers or past events and not focusing on the future and opportunity this transaction presents to FRM Corp. and its shareholders.

                                    ANALYSIS

      We refer to the Staff Legal Bulletin No. 4 (CF), September 16, 1967 ("Bulletin") which states that it represents the views of the staff which "is not a rule, regulation or statement of the Securities and Exchange Commission", which "has neither approved nor disapproved its content". In our opinion this transaction meets all five conditions expressed in the Bulletin, including the one that calls for a valid business purpose. That is true within the precise context of the Bulletin's examples of a valid business purpose. FRM Corp does not indirectly receive value for the spin-off shares because unlike many other spin-offs FRM Corp. does not retain any shares of MFC. Several of the specific examples of valid business purposes in the Bulletin apply to this transaction as noted below, whereas only one is really necessary.

      In our opinion the staff should accept this spin-off as compliant with its Bulletin. Even more important is that this transaction cannot be a "sale" within the provisions of Section 5 of the Securities Act of 1933 which would require that shareholders receive an S-1 Prospectus because shareholders do not exercise any decision to "purchase" the shares of MFC Development Corp. Instead they are poised to receive the shares without any exercise of discretion on their part. The shareholders pay nothing for those shares. Their vote is not necessary or requested in connection with receipt of those shares, a fact which is not present in other situations where a shareholders vote is requested to approve a merger or the spin-off.

      Finally, it is our opinion that the distribution is not a "sale" pursuant to Section 5 of the Act. The employment here of the Registration under the 1934 Act provides the same information which an S-1 Prospectus under the 1933 Act would provide except for disclosure relating to the shareholders' "purchase" of shares, which they do not purchase in this transaction.

      We also wish to respectfully request that the staff of the Division of Corporation Finance consider the following in concluding that the spin-off is not a "sale" of the MFC common stock by FRM Corp.

      A registration under the 1933 Act is not required in the staff's view if five conditions are met. These conditions are set forth below with the specific underlying facts relating to the condition:

      1. THE SHAREHOLDERS OF FRM CORP. DO NOT PROVIDE CONSIDERATION FOR THE SPUN-OFF SHARES OF MFC.

      The MFC shareholders are receiving the MFC common stock as a spin-off distribution. They are not paying for the shares. Form 10 states as follows at page 3:

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      "The Board of Directors of FRM Corp. has adopted resolutions to distribute on such date as this registration statement becomes effective, to its shareholders as of the close of business on November 1, 2000 (the "record date") one share of MFC common stock for each one share of FRM common stock".

      The shareholders do not exercise any discretion or vote to approve the spin-off of the shares to them. They receive the stock without any payment or consideration whatsoever.

      2.    THE SPIN-OFF MUST BE PRO-RATA.

      In this case, as indicated in paragraph 1, the spin-off is pro-rata because FRM's shareholders have the same proportionate interest in FRM Corp. and MFC both before and after the date of distribution of the MFC stock.

      3. FRM CORP MUST PROVIDE ADEQUATE INFORMATION TO ITS SHAREHOLDERS AND THE TRADING MARKETS.

      FRM is a reporting company. MFC is not a reporting company but the final Form 10 will be given to FRM's shareholders with the distribution of the MFC stock. At that time the MFC stock will have been registered by MFC under the 1934 Act. Form 10 as amended substantially complies with Regulation 14C under the 1934 Act. Moreover it provides virtually all the disclosure that would be in an S-1 Prospectus except for text relating to a "purchase" of the securities since there is in reality no purchase of MFC shares by the FRM shareholders nor a sale by the Company.

      4.    VALID BUSINESS PURPOSE FOR SPIN-OFF

      FRM Corp is not retaining any portion of the MFC shares so it cannot be receiving any value for the spun-off shares through the creation of a market in those securities. Moreover, the staff has recognized specific examples of valid business purposes even where the parent retains shares of the spun-off company. Form 10 notes that the applicability of these specific examples in this text at page 4.

      "The Company and FRM Corp. will be engaged, after the distribution of the shares to be spun-off, in different businesses. The Company will continue to engage in the real estate and medical business as described herein. See the chart of its subsidiaries below as the same will be in effect after the spin-off. FRM Corp. will have no subsidiary after the spin-off and will pursue a business plan that is not limited to the medical field. It will also use its new management's experience to identify, and participate with, companies in early stages of promising business strategies. See the discussion under Continuing Business of FRM Corp. beginning at page 11. The two websites which had been established for the medical division, and referred to below, will belong to MFC which will use it for marketing.

      "The spin-off will enable each corporation to be identified by its shareholders and trading markets for the separate business in which they engage and focus on their different business sectors. This separation will enhance access to the financial and business community by allowing


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each corporation to raise capital and obtain lending facilities to take advantage of growth opportunities in their respective business activities. Incentivizing management and employees who do not already have significant equity interests and the separation of the two corporations will permit each of them to issue stock-based incentives linked specifically to the results of the operations of one or the other corporation. After the spin-off the Company, FRM Corp. will be raising private equity capital from the FRM Control Group by the sale of its common stock. See pages 15-16. The Company, which has no present intention to sell common stock, will conduct its business as shown in this diagram or chart of subsidiaries."

THE BULLETIN STATES THAT THE STAFF OF THE "DIVISION HAS RECOGNIZED THE FOLLOWING AS EXAMPLES OF VALID BUSINESS PURPOSES FOR A SPIN-OFF: ALLOWING MANAGEMENT OF EACH BUSINESS TO FOCUS SOLELY ON THAT BUSINESS; [OR] PROVIDING EMPLOYEES OF EACH BUSINESS STOCK-BASED INCENTIVES LINKED SOLELY TO HIS OR HER EMPLOYER; [OR] ENHANCING ACCESS TO FINANCING BY ALLOWING THE FINANCIAL COMMUNITY TO FOCUS SEPARATELY ON EACH BUSINESS; OR ENABLING THE COMPANIES TO DO BUSINESS WITH EACH OTHER'S COMPETITORS." These four examples of a valid business purpose stated by the staff in the alternative as the last "or" in the quote makes clear are each applicable to this transaction.

      The Bulletin states that "In our view, there is not a valid business purpose for a spin-off when the purpose is: ... the creation of a public market in the shares of a company that is a development stage company that has no specific business plan or whose business plan is to engage in a merger or acquisition with an unidentified company." FRM Corp. will not be a development company after the spin-off because it will have revenues from the specific business plan disclosed in Form 10 and we are informed that the new management of FRM Corp. believes that it will be profitable in 2001. There is no unidentified company with which FRM Corp. intends to merge or acquire. Its business plan is specific. The persons who will implement the plan are identified. Their experience and capacity to pursue those plans are presented in Form 10 and in the business judgment of the current directors of FRM Corp. are extraordinary and special. The fact that the FRM Control Group will be providing privately the additional capital for 95% of the common stock of FRM Corp. and that current FRM shareholders will own 5% of FRM Corp. is disclosed, as well as the fact that the $10,000 remaining in FRM and its existing structure and status as a public company with a reporting history were taken into account in the negotiation and the FRM Control Group will also benefit from it (at page 2 of Form 10). Neither of those facts, in our opinion, warrant the view that a purpose of the spin-off is to "create" a public market for FRM Corp. as a company with no specific business plan.

      To the contrary, those facts in the overall context of the transaction buttress the examples stated in the Bulletin as to what the staff accepts as a valid business purpose. FRM has access to the private financing by the FRM Control Group and its access to additional financing from the financial community at large is enhanced by its specific business plan after the separation of MFC allowing management of each corporation to focus solely on their respective business plans. The moves by the current management of FRM Corp. to enter the electronic commerce arena with its existing structure and status as a public company with a reporting history is enhanced by the transaction because those factors were taken into account in the negotiation of the transaction and the result is to benefit FRM Corp., its current shareholders and the FRM Control Group. In the opinion of the present directors of FRM Corp. the transaction is a "win-win" not a


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"zero sum" result. A "glowing opportunity" which could be a "potential minefield" for the present FRM Corp. has been changed by this transaction into solely a "glowing opportunity" for the present FRM shareholders. That is the business judgment of the current directors of FRM Corp. and, with all respect, it ill behooves a backward-looking opinion that their judgment does not represent a valid business purpose and that the shareholders of FRM Corp. should be denied the potential of the transaction.

      Neither the technical aspects of the Bulletin nor the real purpose of the statute are served by such a conclusion. We have considered all the facts disclosed in the Form 10, spoken with the officers and directors of FRM Corp., Messrs. Murray Stahl, Steven Bregman and Lawrence J. Goldstein concerning those facts. In our opinion, there is a valid purpose for the spin-off.

      5. FRM CORP IS NOT SPINNING OFF "RESTRICTED SECURITIES" AND MFC HAS BEEN A SUBSIDIARY FOR MORE THAN TWO YEARS.

      Where a company spins-off "restricted securities" it may be an underwriter in the public distribution of those securities. This is not the fact here. Moreover in the Bulletin, it is noted expressly that the parent would not be an underwriter of the spun-off securities and the subsidiary would not have to register the spin-off under the 1933 Act even when there are "restricted securities" where the stock is held for at least two years and the spin-off satisfies the four conditions described above. Moreover it is specifically noted by the Bulletin that even the two-year holding period condition does not apply where the parent did not acquire the business from a third party. That is also the fact in this transaction.

      The spin-off transaction cannot be a "sale" within the provisions of
Section 5 of the Securities Act of 1933 so as to require that the shareholders of FRM Corp. receive an S-1 Prospectus along with the Registration Statement under the 1934 Act. FRM's shareholders do not exercise any decision to "purchase" the shares of MFC Development Corp. Instead they are poised to receive the shares without any discretion on their part. The shareholders pay nothing for those shares. Their vote is not necessary or requested in connection with receipt of those shares, a fact which is not present in other situations where a shareholder vote is requested to approve a merger or the spin-off. The Registration Statement under the 1934 Act, moreover, provides virtually the same information which an S-1 Prospectus under the 1933 Act would provide except for disclosure relating to the shareholders' "purchase" of shares which shareholders no not in fact purchase.
                                   CONCLUSION

      In our opinion, the MFC Common Stock to be distributed to the shareholders of FRM Corp on the date its registration of said securities under the Securities Exchange Act of 1934 becomes effective, is not required to be registered under the Securities Act of 1933 because the distribution is not a "sale" pursuant to
Section 5 of said Act. The transaction is also an exempted transaction under
Section 4 (2) of said Act.

                                          Very truly yours,

                                          /s/ Tanner Propp, LLP